EX-33 (d)
REPORT ON ASSESSMENT OF COMPLIANCE WITH
REGULATION AB SERVICING CRITERIA


Re: MASTR SECOND LIEN TRUST 2006-1, (the "MASTR Second Lien Trust 2006-1") Mortgage Pass-Through Certificates, Series 2006-1, issued pursuant to a Pooling and Servicing Agreement dated as of February 1, 2006, among Mortgage Asset Securitization Transactions, Inc., (the "Depositor"), UBS Real Estate Securities, Inc., Wells Fargo Bank, N.A., (the "Master Servicer"), Trust Administrator and Custodian, and The Bank of New York as successor to JPMorgan Chase Bank, National Association, f/k/a JPMorgan Chase Bank, as Trustee (the "Trustee").


This Report on Assessment of Compliance with Regulation AB Servicing Criteria (the "Report") is being delivered pursuant to Section 12.05(a)(i) of the Servicing Agreement dated as of August 1, 2005, between Irwin Union Bank and Trust Company (the "Servicer") and UBS Real Estate Securities Inc. (the "Owner") (as amended by (i) Amendment One to the Servicing Agreement dated as of February 2, 2006, by and between the Owner and the Servicer, and (ii) an Assignment, Assumption and Recognition Agreement dated as of February 24, 2006, among the Owner as Assignor, the Depositor and the Servicer (together, and as such agreement may be amended, supplemented or otherwise modified from time to time, the "Servicing Agreement")).

I assert to,the Depositor, the Master Servicer and the Trustee, and their respective officers, with the knowledge and intent that they will rely upon this assertion, that:

1.      I am a duly authorized officer of the Servicer;

2. The Servicer is responsible for assessing compliance as of December 31, 2006 and for the period from April 1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB, except for the servicing criteria set forth in Section 1122(d)(1)(iii) (the servicing criteria, after giving effect to the exception identified above, are defined for the purpose of this Report as the "Applicable Servicing Criteria"). The sole asset-backed securitization transaction covered by this report is the MASTR Second Lien Trust 2006-1;

3. The Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period.

4. The Servicer has identified one instance of material noncompliance with the servicing criteria set forth in Section 1122(d)(2)(vii)(b) of Regulation AB. Specifically, the Servicer failed to prepare bank account reconciliations within 30 days after the bank statement cutoff date;

5. The Servicer has concluded that, with the exception of the aforementioned instance of material noncompliance, the Servicer has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period with respect to the MASTR Second Lien Trust 2006-1 asset-backed securitization transaction. Although the Servicer is responsible for assessing compliance with Sections


(page)


        1122(d)(3)(i)(C), 1122(d)(4)(i), 1122(d)(4)(x)(A), 1122(d)(4)(x)(B),
        1122(d)(4)(x)(C), 1122(d)(4)(xi), 1122 (d)(4)(xii), 1122(d)(4)(xiii) and
        1122(d)(4)(xv) of Regulation AB, there are no servicing activities performed by the Servicer during the Reporting Period that required these servicing criteria to be complied with; and

6. Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the Servicer's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period, which attestation report is attached hereto as Exhibit A.


IN WITNESS WHEREOF, the Servicer has caused this Report to be executed and delivered on its behalf by its duly authorized officer on this 1st day of March 2007.

IRWIN UNION BANK AND TRUST COMPANY


Attest By: /s/ Barbara Snethan
Barbara Snethen
Assistant Secretary -
Home Equity Lending

By: /s/ Dan Kuster
Dan Kuster
Vice President - Finance
Home Equity Lending